Exhibit 99.1

Cognex Reports Record Results for 2014

NATICK, Mass.--(BUSINESS WIRE)--February 12, 2015--Cognex Corporation (NASDAQ: CGNX) today announced that the company set new annual records for revenue, net income and earnings per share in 2014. Selected financial data for the quarter and year ended December 31, 2014 is compared to the third quarter of 2014, the fourth quarter of 2013 and the year ended December 31, 2013 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q4-14	$117,183,000	$26,631,000	$0.30
Prior year’s quarter: Q4-13	$95,696,000	$20,443,000	$0.23
Change from Q4-13 to Q4-14	22%	30%	31%
Prior quarter: Q3-14	$169,356,000	$50,400,000	$0.57
Change from Q3-14 to Q4-14	(31%)	(47%)	(47%)
Year-to-Date Comparisons
Year ended December 31, 2014	$486,270,000	$121,485,000	$1.36
Year ended December 31, 2013	$353,886,000	$73,573,000	$0.83
Change from 2013 to 2014	37%	65%	65%

A notable contributor to the company’s 2014 results was $70 million of revenue from a single customer, of which $65 million was recognized in Q3 2014.

“2014 was a fabulous year for Cognex! We reported the highest annual revenue, net income and earnings per share in our 34-year history,” said Dr. Robert J. Shillman, Chairman of Cognex. “In addition, operating margin expanded to 30% driven by the substantial leverage in our business model. That level is a dramatic increase over the 24% reported for 2013 and was achieved despite the significant investments that we made in sales and engineering during the year.”

“We are proud of our outstanding performance in 2014. It is great to see our ongoing efforts in new product development and sales channel expansion deliver such impressive results,” said Robert J. Willett, Chief Executive Officer of Cognex. “We made significant progress in those areas during 2014 and they give us substantial momentum as we head into 2015.”

Mr. Willett continued, “For Q1, we expect strong revenue growth year-on-year and gross margin in the mid-70% range. We plan to continue to invest in both engineering and sales, which is necessary to deliver on opportunities we see coming later in the year.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2014

  Revenue increased 22% over Q4 2013 and decreased 31% from Q3 2014. Growth year-on-year came from the factory automation market and surface inspection, which set a new quarterly revenue record. On a sequential basis, growth from these markets was overshadowed by substantial revenue from a single customer in Q3 that did not repeat in Q4. Currency exchange rate fluctuations reduced revenue growth by 4 percentage points year-on-year and 2 percentage points sequentially.
  Gross margin was 75% in Q4 2014 compared to 77% in Q4 2013 and 74% in Q3 2014. Gross margin decreased year-on-year due to revenue mix; a higher proportion of revenue came from surface inspection systems and service than a year ago.
  Research, Development & Engineering (RD&E) expenses increased 20% over Q4 2013 and decreased 18% from Q3 2014. RD&E increased year-on-year due to Cognex’s investment in engineering personnel, higher outside services related to new product development and stock option expense. RD&E decreased on a sequential basis due to the timing of new product development efforts and a lower bonus accrual.
  Selling, General & Administrative (SG&A) expenses increased 14% over Q4 2013 and decreased 13% from Q3 2014. SG&A increased year-on-year due to investments made in Cognex’s sales and support organization and stock option expense. SG&A decreased on a sequential basis due to the timing of marketing initiatives, lower spending on sales demonstration equipment and the impact of currency exchange rate fluctuations on the company’s international operations.
  The tax rate was 17% in Q4 2014 compared to 18% in both Q4 2013 and Q3 2014. Excluding discrete tax items, the tax rate was 19% in all periods presented (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – December 31, 2014

  Cognex’s financial position as of December 31, 2014 continues to be very strong, with no debt and $547 million in cash and investments. Cognex spent $60 million in 2014 to repurchase 1,534,000 shares of its common stock at an average price of $38.90 per share. Cognex repurchased these shares to offset the potential dilution from employee stock option awards that the company believes are instrumental in its ability to recruit, retain and motivate high-caliber employees. The company intends to continue to repurchase shares of its common stock in 2015, subject to market conditions and other relevant factors.
  Inventory increased by $10 million, or 38%, from the end of 2013 due to the higher level of business anticipated for 2015 and upcoming new product introductions.
  Accounts payable and accrued liabilities increased by $15 million, or 35%, from the end of 2013 due to a higher bonus accrual resulting from the company’s strong performance in 2014 and increased headcount. The company also purchased its operating facility in Cork, Ireland. Both the bonus and facility purchase will be paid in Q1 2015.

Financial Outlook for Q1 2015

  Revenue for Q1 2015 is expected to be between $108 million and $111 million, which represents growth of 19% to 22% year-on-year. On a sequential basis, Cognex expects the typical seasonal decline from Q4 to Q1 in factory automation and lower surface inspection revenue from the record level in Q4 2014. Cognex expects currency exchange rates to continue to negatively impact revenue in the first quarter.
  Gross margin is expected to be in the mid-70% range.
  Operating expenses are expected to increase by up to 6% from Q4 2014 due to investments required to support the higher level of revenue expected later in 2015, an increase in stock option expense and incremental fees related to the company’s patent lawsuits against Microscan Systems, Inc.
  The effective tax rate is expected to be 19% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Sunday, February 15, 2015. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1650506.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, future product mix, product development activities, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the cyclicality of the semiconductor and electronics industries; (6) the inability to achieve significant international revenue; (7) fluctuations in foreign currency exchange rates and the use of derivative instruments; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013

Revenue	$117,183	$169,356	$95,696	$486,270	$353,886

Cost of revenue (1)	29,819	44,327	22,159	121,020	84,080

Gross margin	87,364	125,029	73,537	365,250	269,806
Percentage of revenue	75%	74%	77%	75%	76%

Research, development, and engineering expenses (1)	15,254	18,542	12,695	59,920	48,087
Percentage of revenue	13%	11%	13%	12%	14%

Selling, general, and administrative expenses (1)	41,040	47,059	36,007	161,667	135,351
Percentage of revenue	35%	28%	38%	33%	38%

Operating income	31,070	59,428	24,835	143,663	86,368
Percentage of revenue	27%	35%	26%	30%	24%

Foreign currency gain (loss)	351	716	(343)	861	(646)

Investment and other income	655	978	367	2,873	2,164

Income before income tax expense	32,076	61,122	24,859	147,397	87,886

Income tax expense	5,445	10,722	4,416	25,912	14,313

Net income	$26,631	$50,400	$20,443	$121,485	$73,573
Percentage of revenue	23%	30%	21%	25%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.31	$0.58	$0.23	$1.40	$0.85
Diluted	$0.30	$0.57	$0.23	$1.36	$0.83

Weighted-average common and common-equivalent shares outstanding:
Basic	86,811	86,963	87,096	86,858	86,946
Diluted	88,849	89,167	89,265	89,071	88,901

Cash dividends per common share	$-	$-	$-	$-	$-

Cash and investments per common share	$6.32	$5.71	$5.24	$6.32	$5.24

Book value per common share	$8.51	$8.43	$7.42	$8.51	$7.42

(1) Amounts include stock option expense, as follows:
Cost of revenue	$271	$273	$217	$1,204	$924
Research, development, and engineering	932	856	576	3,832	2,585
Selling, general, and administrative	2,697	2,169	1,528	10,122	7,111
Total stock option expense	$3,900	$3,298	$2,321	$15,158	$10,620

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013
Adjustment for stock option expense

Operating income (GAAP)	$31,070	$59,428	$24,835	$143,663	$86,368
Stock option expense	3,900	3,298	2,321	15,158	10,620
Operating income (Non-GAAP)	$34,970	$62,726	$27,156	$158,821	$96,988
Percentage of revenue (Non-GAAP)	30%	37%	28%	33%	27%

Net income (GAAP)	$26,631	$50,400	$20,443	$121,485	$73,573
Stock option expense	3,900	3,298	2,321	15,158	10,620
Tax effect on stock options	(1,307)	(1,098)	(756)	(4,977)	(3,482)
Net income (Non-GAAP)	$29,224	$52,600	$22,008	$131,666	$80,711
Percentage of revenue (Non-GAAP)	25%	31%	23%	27%	23%

Net income per diluted share (GAAP)	$0.30	$0.57	$0.23	$1.36	$0.83
Stock option expense per diluted share	0.04	0.03	0.03	0.18	0.12
Tax effect on stock options	(0.01)	(0.01)	(0.01)	(0.06)	(0.05)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.33	$0.59	$0.25	$1.48	$0.90

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$32,076	$61,122	$24,859	$147,397	$87,886

Income tax expense (GAAP)	$5,445	$10,722	$4,416	$25,912	$14,313
Effective tax rate (GAAP)	17%	18%	18%	18%	16%

Tax adjustments:
True up of annual tax rate	-	-	(307)	-	-
Discrete tax events	(757)	(891)	-	(2,201)	(2,078)
	(757)	(891)	(307)	(2,201)	(2,078)

Income tax expense excluding tax adjustments (Non-GAAP)	$6,202	$11,613	$4,723	$28,113	$16,391
Effective tax rate (Non-GAAP)	19%	19%	19%	19%	19%

Currency impact on certain revenue and expenses
	Growth	Impact of	Growth
	over Q4 2013	Currency	over Q4 2013
	(GAAP)	in Q4 2014	(Non-GAAP)
Factory automation revenue	16%	-4%	20%

Factory automation revenue from Japan	-27%	-10%	-17%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2014	2013

Assets

Cash and investments	$546,995	$455,121

Accounts receivable	50,938	53,015

Inventories	35,536	25,694

Property, plant, and equipment	47,907	37,136

Goodwill and intangible assets	92,388	96,412

Other assets	47,970	42,321

Total assets	$821,734	$709,699

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$59,063	$43,818

Income taxes	5,671	6,028

Deferred revenue and customer deposits	20,563	15,941

Shareholders' equity	736,437	643,912

Total liabilities and shareholders' equity	$821,734	$709,699

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 28,	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2014	2013	2014	2013

Revenue	$117,183	$169,356	$95,696	$486,270	$353,886

Revenue by division:
Modular Vision Systems Division	84%	91%	89%	88%	87%
Surface Inspection Systems Division	16%	9%	11%	12%	13%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe (1)	36%	57%	32%	42%	31%
Americas	40%	23%	42%	34%	37%
Asia	16%	12%	17%	15%	21%
Japan	8%	8%	9%	9%	11%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	80%	86%	84%	82%	80%
Surface inspection	16%	9%	11%	12%	13%
Semiconductor and electronics capital equipment	4%	5%	5%	6%	7%
Total	100%	100%	100%	100%	100%

(1)	In 2014, the Company's Europe region included $70 million of revenue from a single customer.

CONTACT:
Cognex Corporation
Susan Conway, (508) 650-3353
Director of Investor Relations
susan.conway@cognex.com